UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 22, 2008

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2008 the Company entered into a Second Amendment to its Credit Agreement (“Second Amendment”) by and among the Company, Jamba Juice Company, the Company’s wholly owned subsidiary as borrower, Wells Fargo Foothill, LLC as agent and lender dated April 17, 2008 (“Credit Agreement”). The Second Amendment provides for a waiver from the lender for the default in Credit Agreement. The Second Amendment also amends the credit facility to release the lending institution from any further obligations to extend credit under the Credit Agreement. A copy of the Second Amendment between Jamba Juice Company and Wells Fargo Foothill, LLC is attached hereto as Exhibit 10.1.

Item 2.02.	Results of Operations and Financial Condition.

On August 28, 2008, the Company issued a press release announcing its financial results for the 12 week and 28 week periods ended July 15, 2008. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth above in Item 1.01 is incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In its Form 8-K filed on May 15, 2008, the Company announced plans to close 10 existing underperforming stores and terminate 7 signed leases for un-built stores. Subsequent to this announcement, the Company decided to close one additional existing underperforming store and terminate six signed leases for un-built stores, resulting in a total of 11 existing stores to be closed and 13 signed leases for un-built stores to be terminated. The Company incurred charges of $2.2 million in the second quarter of fiscal 2008 for lease termination and store closure costs for 8 existing stores for which it had determined to close and 12 signed leases for un-built stores which it terminated and related costs, and are in continued negotiations with the landlords to terminate the respective leases on the balance. At this time, the Company is still unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the charges related to the remaining lease terminations relating to the balance of these stores. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this Report under Item 2.05 within four business days after the Company’s determination of such estimate or range of estimates. Once determined, the Company expects to record the majority of these costs during fiscal 2008 as the affected stores are closed and leases are terminated.

On August 27, 2008, the Company made a determination to reduce the Company’s workforce by an additional 16 employees to reduce operating costs and increase operational efficiency. The Company notified the affected employees on August 27, 2008. This brings the total number of Support Center and field support positions eliminated since the beginning of the second fiscal quarter of 2008 to 71 positions, or approximately 30% of the Company’s Support Center and field support positions. The Company currently estimates that, in connection with the workforce reduction on August 27, 2008, it will incur a pre-tax restructuring charge in fiscal third quarter of approximately $0.6 million, almost all of which is related to severance costs estimated to be incurred in connection with the reduction in workforce. Substantially all of the restructuring charge will result in future cash expenditures, which the Company believes will all occur in fiscal 2008. Although the Company believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

The Company has also identified an additional 20 stores that will be considered for closure dependent upon negotiations with respective landlords. If negotiations are not successful and these stores close, the Company will incur additional lease termination cost and store closure charges. At this time, the Company is unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the charges related to the lease terminations and closings of these 20 stores. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this Report under Item 2.05 within four business days after the Company’s determination of such estimate or range of estimates. Once determined, the Company expects to record the majority of these costs during fiscal 2008 as the affected stores are closed and leases are terminated.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2008, the Company announced the promotion of Karen L. Luey, age 47 to the position of Senior Vice President, Chief Financial Officer, effective August 14, 2008. Ms. Luey had been appointed as Vice President and Interim Chief Financial Officer on August 5, 2008, and previously served as the Company’s Vice President, Controller and Principal Accounting Officer since April 2007. Prior to joining the Company, Ms. Luey was Vice President, Controller and Principal Accounting Officer at LeapFrog Enterprises, Inc. from December 2005 through April 2007. From 2000 to December 2005, Ms. Luey was Vice President Finance, Corporate Controller and Assistant Secretary of Sharper Image Corporation.

In connection with the promotion, the Company increased Ms. Luey’s salary to $275,000 per annum.

Item 8.01.	Other Events.

On August 28, 2008, Jamba, Inc. (the “Company”) announced that it has entered into a commitment letter (the Commitment Letter”) with a lender (“Lender”) under which Lender has committed, on behalf of entities for which it acts as an investment advisor or manager, and subject to the terms and conditions set forth in the Commitment Letter, to provide the Company with a two-year senior term note credit facility in the aggregate principal amount of $15 million (the “Initial Credit Facility”), with an option by the Company, during the initial 120-day period following the closing, to increase the principal amount by up to an additional $10 million subject to certain conditions under the Commitment Letter (together with the Initial Credit Facility, the “Credit Facilities”). Under the terms of the Commitment Letter, the Credit Facilities would be secured by a first priority lien on all current and future assets of the Company, with certain exceptions. The notes under the Credit Facilities would be issued at a 2% purchase discount and would bear an interest rate of 6 month LIBOR plus 8%, subject to a floor of 12.5% per annum, with interest payable monthly in arrears, and a $225,000 make whole interest payment to the extent the notes continue to be outstanding after 15 months. The Company would have the right to prepay the notes with payment of the principal, accrued interest and, if the prepayment is after the first anniversary of the closing, the make whole interest payment.

In connection with the Credit Facilities, the Company would issue 1.2 million shares of its common stock with certain registration rights. Lender would have a put right requiring the Company to repurchase the shares at a price of $1.50 per share after the first anniversary of the closing, or upon any prepayment or any material event of default. The put right would expire upon the Company's common stock trading above $1.50 per share for 20 of 30 business days after the first anniversary of the closing date, with average volume during the period of 250,000 shares per day. The Company would have a call right requiring Lender to sell the shares to the Company at $1.50 per share before the first anniversary of the closing, or upon any prepayment or material event of default.

The Commitment Letter provides for Lender with an exclusive right with respect to financing activities of the Company through September 10, 2008, and has an expiration date of September 10, 2008. The Company has made a good faith deposit of $100,000, to cover costs and expenses of Lender, to be refunded if the Initial Credit Facility does not close, less actual costs and expenses incurred. In addition, if the Company decides not to enter into the Initial Credit Facility and enters into a financing with another party within 30 days of termination of the Commitment Letter, the Company shall reimburse Lender an amount equal to $150,000.

Forward-Looking Statement. This Current report on Form 8-K contains forward-looking statements relating to the U.S. Company-operated store closures, including statements regarding the timing of store closures, charges and expenses relating to the store closures and the related impact to partners, as well as plans regarding net new Company-operated stores for fiscal 2009. These forward-looking statements, as well as the underlying estimates and assumptions relating to such statements, are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, risks related to achieving expected costs savings, income tax and other benefits associated with the store closures in the anticipated time frame, if at all, and the risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Jamba Juice Annual Report on Form 10-K for the fiscal year ended January 1, 2008 and of Jamba Juice Quarterly Report on Form 10-Q for the fiscal quarter ended April 22, 2008. The Company assumes no obligation to update any of these forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement.

99.1	Press release dated August 28, 2008 regarding the financial results for the 12 week and 28 week periods ended July 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: August 28, 2008	By:	/s/ KAREN L. LUEY
		Name:	Karen L. Luey
		Title:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement.

99.1	Press release dated August 28, 2008 regarding the financial results for the 12 week and 28 periods ended July 15, 2008.